Exhibit 12
Capstone Capital Corporation
Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                                                                                                                          From
                                                                                                                      June 30, 1994
                                                         Year                 Year                     Year          (Inception) to
                                                   Ended December 31,    Ended December 31,     Ended December 31,     December 31,
                                                          1997                  1996                   1995                1994
                                                   -----------------     ------------------     ------------------    --------------
Earnings:
  Net Income                                          28,881,153            18,913,689               9,708,391           4,762,734
  Plus Fixed Charges                                  18,573,918             9,389,931               9,459,360           1,544,579
  Less Interest Capitalized Included Above            (2,612,777)             (552,686)               (466,668)            (94,858)
                                                      ----------            ----------              ----------           ---------

Earnings before fixed charges                         44,842,294            27,750,934              18,701,083           6,212,455
                                                      ==========            ==========              ==========           =========

Fixed Charges:
  Interest Expense                                    14,767,309             8,812,170               8,786,913           1,438,860
  Preferred Stock Dividend                             1,109,375
  Amortization of Def Debenture costs                     46,664                     -                 183,052                   -
  Interest Capitalized                                 2,612,777               552,686                 466,668              94,858
  Estimated interest factor of rental expense             37,793                25,075                  22,727              10,861
                                                      ----------            ----------              ----------           ---------
  (33% of $114,524, $75,984, $68,871, respectively)

  Total Fixed Charges                                 18,573,918             9,389,931               9,459,360           1,544,579
                                                      ==========            ==========              ==========           =========


Ratio of earnings to fixed charges                           2.4 x                 3.0 x                   2.0 x               4.0 x
                                                      ==========            ==========              ==========           =========